WILLIAMSBURG INVESTMENT TRUST
Certificate of Designation
The undersigned, being the Secretary of Williamsburg Investment Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY THAT, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1(b) and Section 9.3 of the Agreement and Declaration of Trust dated July 18, 1988, as amended (hereinafter referred to as the "Declaration of Trust"),  and by the affirmative vote of a Majority of the Trustees at a meeting on October 7, 2014 at which a quorum was present, the Declaration of Trust is amended as follows:
(1)            There is hereby established and designated Davenport Small Cap Focus Fund (hereinafter referred to as the "Fund").  The beneficial interest in the Fund shall be divided into Shares having $.01 par value, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Shares of the Fund shall have the rights and preferences provided in Sections 6.2(a) through 6.2(l) of the Declaration of Trust.
(a)            Amendment, etc.  Subject to the provisions and limitations of Section 9.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of the Fund, such amendment may be adopted by an instrument signed in writing by a Majority of the Trustees (or an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with Section 7.1 of the Declaration of Trust of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote, without regard to Series.
(b)            Incorporation of Defined Terms.  All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of The Commonwealth of Massachusetts.
The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.
           IN WITNESS WHEREOF, the undersigned has set her hand this 13th day of January 2015.
/s/ Tina H. Bloom
Tina H. Bloom, Secretary
ACKNOWLEDGEMENT
State of Ohio                                          ) ss.
County of Hamilton                        )
Then personally appeared the above named Tina H. Bloom and acknowledged the foregoing instrument to be his free act and deed.  Before me,
/s/ Sue A. Pilcher
Sue A. Pilcher, Notary Public
My Commission Expires: October 27, 2019